Form of Amendment to

SCHEDULE A

to the Class C Plan of Distribution Pursuant to Rule 12b-1

(as amended on [                                           ], 2014 to add Brookfield Real Assets Securities Fund and remove Brookfield Global High Yield Fund)

Below are listed the Trust’s separate series of shares under which this Plan is to be performed as of the date hereof:

Brookfield Global Listed Real Estate Fund
Brookfield Global Listed Infrastructure Fund
Brookfield U.S. Listed Real Estate Fund
Brookfield Real Assets Securities Fund

Brookfield Investment Funds
on behalf of the Funds listed on Schedule A

By:_____________________
Name: __________________
Title: ___________________